Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of China Lodging Group, Limited dated October 26, 2017 and to the incorporation by reference therein of our report dated July 20, 2017 (except Note 17, as to which the date is October 26, 2017), with respect to the consolidated financial statements of Crystal Orange Hotel Holding Limited as of December 31, 2016 and for the year ended December 31, 2016.

/s/ Ernst & Young Hua Ming LLP

Beijing, the People’s Republic of China

October 26, 2017